E X H I B I T  5
                                 - - - - - - -

                            CARTER, LEDYARD & MILBURN
                               Counsellors at Law
                                  2 Wall Street
                            New York, New York 10005
                                    ---------

                                 (212) 732-3200
                               Fax (212) 732-3232


                                                     December 1, 2000


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


                         Re: Pall Corporation


Ladies and Gentlemen:

     We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the amendment, effective as of July 12, 2000, to its 1998 Employee Stock Option Plan (the "Plan"). The amended Plan provides for the sale upon the exercise of options of up to an additional 4,000,000 shares (the "Additional Shares") of the Common Stock, $.10 par value per share, of the Corporation (the "Common Stock") and up to an additional 4,000,000 Common Share Purchase Rights (the "Additional Rights"). The Additional Shares may be either authorized but unissued or reacquired shares. Each Additional Right will be issued in connection with the issuance of one of the Additional Shares and prior to the Distribution Date (as defined in the Rights Agreement providing for the Common Share Purchase Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Additional Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to 4,000,000 previously unissued Additional Shares and Additional Rights which may be the subject of options under the Plan, when paid for in accordance with the terms of the Plan and the options granted thereunder, will be legally issued, and the Additional Shares will be fully-paid and non-assessable.

Securities and Exchange Commission                                           -2-


     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement for the Additional Shares and Additional Rights.

                                            Very truly yours,


                                            /s/CARTER, LEDYARD & MILBURN






HS:lrh